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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:          Mexican Restaurants, Inc.
                  Andrew J. Dennard
                  (713) 943-7574

                            MEXICAN RESTAURANTS, INC.
                ANNOUNCES OFFER RECEIVED FROM WYNDCREST HOLDINGS
                                  (NASDAQ:CASA)

Houston, Texas (July 31, 2001) Mexican Restaurants, Inc. today received an offer to acquire the stock of the Company from Wyndcrest Holdings, LLC ("Wyndcrest").

John Textor, Managing Member of Wyndcrest, is a former board member of Mexican Restaurants, Inc. The offer is valued by Wyndcrest at $4.50 per outstanding share to be payable by ten-year income notes of Wyndcrest bearing interest at 10.0% per annum (the "Wyndcrest Notes"). In addition, Wyndcrest would acquire the outstanding warrants of the Company for $2.00 per share covered by such warrants, payable by Wyndcrest Notes, and retire the Company's existing bank debt of approximately $8.1 million. At July 31, 2001, the Company has 3,522,905 shares outstanding and there are outstanding Company and shareholder warrants covering 855,706 shares.

Louis P. Neeb, Chairman of the Board, stated, "Speaking for the Board and for myself, we appreciate Wyndcrest's interest, and have asked our financial advisor, First Tennessee Securities Corporation, to review the offer."

Mexican Restaurants, Inc. operates and franchises 88 Mexican restaurants. The current system includes 52 Company-operated restaurants and 36 franchisee-operated restaurants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: accelerating growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as "believes", "anticipates", "expects", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company's most recent Annual Report and Form 10-K that attempt to advise interested parties of the risks and factors that may affect the Company's business.